EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13D with respect to the Class A Subordinate Voting Shares of CHC Helicopter Corporation, dated as of March 14, 2006, is, and any further amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the United States Securities Exchange Act of 1934.

/s/ Craig L. Dobbin
Craig L. Dobbin

DISCOVERY HELICOPTERS INC.
By:	/s/ Craig L. Dobbin
Craig L. Dobbin
President